Exhibit 107

Calculation of Filing Fee Table

Form F-10

(Form Type)

Eupraxia Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares, no par value per share	457(o)	(1)(2)	(1)	(1)	—	—

Fees to Be Paid	Equity	Preferred Shares, no par value per share	457(o)	(1)(2)	(1)	(1)	—	—

Fees to Be Paid	Debt	Debt Securities	457(o)	(1)(2)	(1)	(1)	—	—

Fees to Be Paid	Other	Warrants	457(o)	(1)(2)	(1)	(1)	—	—

Fees to Be Paid	Other	Subscription Receipts	457(o)	(1)(2)	(1)	(1)	—	—

Fees to Be Paid	Other	Units	457(o)	(1)(2)	(1)	(1)	—	—

Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)(2)	(1)	US$200,000,000(1)	US$ 147.60per $1,000,000	US$ 29,520

	Total Offering Amounts					US$200,000,000(1)		US$ 29,520

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							US$ 29,520

(1)

There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, debt securities, warrants to purchase common shares, preferred shares or debt securities, subscription receipts and/or units comprised of one or more securities of the Registrant listed above in any combination as shall have an aggregate initial offering price of up to US$200,000,000. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement. Prices, when determined, may be in U.S. dollars or the equivalent thereof in Canadian dollars.

(2)

If, as a result of share splits, share dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.